Exhibit 10.4

April 15, 2000

Mark J. Schwartz

793 Dolores Street

San Francisco, CA 94110

Re:	Offer of Employment

Dear Mark:

We are pleased to confirm, subject to approval by the company’s Board of Directors, our offer of employment for the position of Chief Financial Officer, General Counsel, and Administrative Liaison. This letter confirms the terms and conditions of our employment offer.

Your annual base salary will be $180,000 paid monthly at the rate of $15,000. In addition, you will join the company’s executive bonus compensation plan. Since the plan is a function of the company’s profitability, such bonuses are not assured for any given quarter. You will be eligible for executive bonus compensation beginning with the fiscal quarter ending June 30, 2000. You will receive an initial grant of options to purchase 135,000 ordinary shares of Fabrinet (Cayman Islands) at a price to be set by the company’s Board, but in no event shall the price be greater than $1.00 per share. You will be eligible to participate in the company’s benefit programs effective the date you start work, including health benefits for you and your spouse.

You shall maintain a home office, which shall be your principal place of work. Upon receipt of expense documentation, the company shall reimburse you for the following overhead expenses, up to a maximum of $24,000 in any given fiscal year: month phone and fax line usage, including installation and maintenance expenses; dsl internet access; cell phone and monthly usage; car lease expense; legal certification expenses, including bar association dues and continuing legal education requirements; and other reasonable home office expenses.

You understand that the company may terminate your employment with or without cause. In the event that the company terminates your employment, you shall be entitled to receive a lump sum severance equal to six months base salary.

Your duties as CFO shall consist of those activities normally associated with the CFO position including management and supervision of global tax issues, risk analysis, efficiency analysis, and financial analysis, including financing and cash flow issues. In this capacity you shall report directly to the Board. In particular, the company must address two matters of immediate concern – the development and management of an international tax strategy and the development of a cost model for the near-term acquisition of a second manufacturing facility.

Your duties as General Counsel shall consist of those activities normally reserved for an In-house attorney, including employment issues, liability issues, equipment and real property leasing, environmental issues, and contract negotiation. In this capacity, you shall report directly to the CEO.

Of immediate concern are the following: amendment of the company’s supply agreement with E-Tek Dynamics and adoption of the company’s employee share option plans and other benefit plans.

Your duties as Administrative Liaison shall consist of being the company’s customer service representative for E-Tek. In this capacity you shall report directly to the Managing Director. You will be the U.S. representative for the company charged with fielding all E-Tek queries and presenting them, if necessary to the appropriate Fabrinet employee for resolution. In addition, you will be responsible for supporting the company’s transfer team.

This letter shall not constitute a binding agreement until its terms are approved by you and by the company’s Board. The company may subsequently request that you execute a written employment agreement.

We look forward to your joining our team. Please call me if you have any additional questions.

Very truly yours,

David T. Mitchell

Chief Executive Officer

Acknowledged & accepted:

/s/ Mark Schwartz	4/16/00